EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger ("Agreement"), is made and entered into this 17th day of July, 2006, by and among MALERS, INC., a Delaware corporation ("MALERS"); MALERS ACQUISITION CORP., a Washington corporation (“MERGERCO”); and DOT VN, INC., a California corporation ("DOT VN"). MALERS, MERGERCO and DOT VN are hereinafter sometimes collectively referred to as the “Parties.”

RECITALS:

A. MALERS desires to acquire all of the issued and outstanding capital stock of DOT VN, through the merger of MERGERCO with and into DOT VN (the “Merger”), with DOT VN as the surviving corporation of the Merger.

B. It is the intention of the parties hereto that: (i) the Merger shall qualify as a tax free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and the parties intend this Agreement to qualify as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a), and (ii) the Merger shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the DOT VN Security Holders reside.

C. The board of directors of each of MALERS, MERGERCO and DOT VN and the DOT VN Security Holders each deem it to be in the best interests of MALERS and DOT VN and their respective shareholders to consummate the Merger, as a result of which MALERS shall acquire all of the issued and outstanding capital stock of DOT VN.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Merger and/or the Parties.

“Articles of Merger” shall mean the certificate of merger of MERGERCO with and into DOT VN pursuant to the WBCA and the CBC, as hereafter defined, and in the form of Exhibit A annexed hereto and made a part hereof.

“Business Day” shall mean any day, excluding Saturday or Sunday or any other day on which national banks located in New York, New York shall be closed for business.

“CBC” means the California Corporations Code.

“DCC” means the Corporate Code of the State of Delaware.

“Dollar” and “$” means lawful money of the United States of America.

“DOT VN Common Stock” means the 10,343,500 issued and outstanding shares of restricted common stock, $0.0001 par value per share, of DOT VN.

“DOT VN Fully-Diluted Common Stock” means the maximum number shares of DOT VN Common Stock that are issued and outstanding at the Effective Time of the Merger, plus all additional shares of DOT VN Common Stock that would be issuable at the Effective Time of the Merger upon the exercise of all outstanding options, warrants or other rights to purchase shares of DOT VN capital stock.

“DOT VN Principal Executive Officer” shall mean the Chairmen or any one of the Board of Directors, the President and Chief Executive Officer, respectively, of DOT VN.

“DOT VN Securities” means, as at the date in question, all of the issued and outstanding equity securities of DOT VN, consisting of the DOT VN Common Stock and (if applicable) any DOT VN Preferred Stock.

“DOT VN Security Holders” means the collective reference to all of the record holders of the DOT VN Securities at the Effective Time of the Merger, including the DOT VN Principal Executive Officers.

“Effective Time” shall mean the date upon which the Merger of MERGERCO into DOT VN shall be consummated pursuant to the filing of the Articles of Merger with the Secretaries of State of the States of Washington and California.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Investor Questionnaire” means those certain documents, a form of which is attached hereto as Exhibit B, provided to MALERS by the DOT VN Security Holders establishing accredited investor status as defined in Rule 501 of Regulation D.

“Knowledge” means the knowledge after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“MALERS Common Stock” shall mean the shares of common stock of MALERS, $0.000001 par value per share.

“MALERS Fully-Diluted Common Stock” means, as at the time in question, the maximum number shares of MALERS Common Stock that are issued and outstanding, after giving effect to: (a) the issuance of all of the Merger Shares; and (b) the issuance of any other shares of MALERS Common Stock that are issuable upon conversion of any MALERS notes or shares of MALERS Preferred Stock, or upon the exercise of options, warrants or other rights to purchase shares of MALERS capital stock, but only to the extent that such securities are (i) outstanding as at the Effective Time of the Merger, or (ii) issued subsequent to the Effective Time of the Merger.

“MALERS Preferred Stock” means the shares of preferred stock of MALERS, $0.000001 par value per share.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“Merger Shares” shall mean that number of shares of MALERS Common Stock to be issued to the DOT VN Security Holders on the Closing Date and as at the Effective Time of the Merger as shall represent approximately 10,343,500 of the MALERS Fully-Diluted Common Stock, as contemplated by this Agreement; it being the intention of the Parties that an aggregate of 10,343,500 Merger Shares shall be issued to the DOT VN Security Holders.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Stock Subscription Agreement” means that certain agreement, a form of which is attached hereto as Exhibit C, by and between MALERS and the DOT VN Security Holders providing for the acquisition by the DOT VN Security Holders of the MALERS Common Stock.

“Surviving Entity” shall mean DOT VN as the surviving entity in the Merger as provided in Section 1.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“WBCA” means the Business Corporation Act of the State of Washington.

THE MERGER

SECTION 1.  THE MERGER; EFFECTIVE TIME.

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, MERGERCO shall, and MALERS shall cause MERGERCO to, merge with and into DOT VN in accordance with the provisions of the WBCA, the separate corporate existence of MERGERCO shall cease and DOT VN shall continue as the Surviving Entity. The Effective Time of the Merger shall occur upon the filing of the Articles of Merger executed in accordance with the applicable provisions of the WBCA and the CBC with the Secretaries of State of the States of Washington and California, or at such later time as may be agreed to by MALERS and DOT VN and specified in the Certificate of Merger subject to the satisfaction or waiver of each of the conditions set forth in Section 4. The date on which the Effective Time occurs is referred to as the “Effective Date.” Provided that this Agreement has not been terminated, the Parties will cause the Articles of Merger to be filed at Closing, as hereafter defined in Section 1.3.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCA, CBC and DCC, at the Effective Time, all DOT VN Securities shall be converted into the right to receive the Merger Shares.

(b) Exchange Agent. The Otto Law Group, PLLC shall act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging DOT VN Securities for the Merger Shares. At or within thirty (30) days after the Effective Date, MALERS shall deliver to the Exchange Agent certificates evidencing the Merger Shares. The Merger Shares issued at the Effective Time of the Merger shall be registered in the names of the DOT VN Security Holders in such amounts and proportions as are set forth on Schedule 1.1 annexed hereto and made a part hereof.

1.2 Conversion of Securities.

(a) Conversion of DOT VN Securities. At the Effective Time, by virtue of the Merger and without any action on the part of MALERS, MERGERCO, DOT VN or the holders of any of their respective securities:

(i) Each of the 10,343,500 shares of DOT VN Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and represent the right to receive, one (1) Merger Share (the “Conversion Rate”).

(ii) All warrants to purchase shares of DOT VN Common Stock and all options entitling the holder to purchase shares of DOT VN Common Stock are “out of the money” and without value as at the date of this Agreement and as at the Effective Date, shall be cancelled and retired and cease to exist as at the Effective Date of the Merger and shall be exchanged for warrants and options to acquire shares in Malers on the same terms.

(iii) All DOT VN Securities shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such DOT VN Securities shall cease to have any rights with respect thereto, except the right to receive the Merger Shares to be issued pursuant to this Section 1.2(a) (fractional shares may be issued rounded to the hundredth decimal point) upon the surrender of such certificate in accordance with Section 1.8, without interest.

(iv) Each DOT VN Share that immediately prior to the Effective Time is held by DOT VN as a treasury share shall be cancelled and retired without payment of any consideration therefor and without any conversion thereof into a right to receive the Merger Shares.

(b) Conversion of MERGERCO Stock. At the Effective Time, by virtue of the Merger and without any action on the part of MALERS, MERGERCO, DOT VN or the holders of any of their respective securities, each share of capital stock of MERGERCO outstanding immediately prior to the Effective Time shall be converted into one (1) share of the common stock of the Surviving Entity and the share of common stock of the Surviving Entity so issued in such conversion shall constitute the only outstanding share of capital stock of the Surviving Entity and the Surviving Entity shall be a wholly owned subsidiary of MALERS.

(c) Exemption from Registration. The Parties intend that the Merger Shares to be issued by MALERS to the DOT VN Security Holders shall be exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D to DOT VN Security Holders and the rules and regulations promulgated thereunder.

1.3 Closing.

The closing of the Merger (the “Closing”) will take place at the offices of The Otto Law Group, PLLC, counsel to DOT VN, at their office in Seattle, Washington, within one (1) Business Day following the satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as MALERS and DOT VN shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than July 20, 2006.

1.4 Effect Of The Merger.

The Merger shall have the effect set forth in Section 23B.11.060 of the WBCA and Section 1107 of the CBC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of DOT VN and MERGERCO shall vest in the Surviving Entity, and all debts, liabilities and duties of DOT VN and MERGERCO shall become the debts, liabilities and duties of the Surviving Entity.

1.5 Certificate Of Incorporation and Bylaws; Directors And Officers.  Prior to the Effective Time of the Merger:

(a) The Certificate of Incorporation of MALERS, as amended and restated in accordance with Exhibit D annexed hereto and made a part hereof shall be the Certificate of Incorporation of MALERS following the Merger. The Bylaws of MALERS, as amended and restated in accordance with Exhibit E annexed hereto and made a part hereof shall be the Bylaws of MALERS following the Merger.

(b) The initial board of directors of MALERS and its DOT VN subsidiary subsequent to the Merger shall consist of the following two (2) directors: (i) Lee Johnson; and (ii) Thomas Johnson. Such initial members of the board of directors shall serve until the earlier of their death, resignation or removal or until the next annual meeting of the stockholders of MALERS, when their respective successors are duly appointed and qualified. The officers of MALERS subsequent to the Merger shall be the current officers of DOT VN. Subject to the observance of their fiduciary duties, two (2) of the current members of the DOT VN Board of Directors shall continue to serve as members of the Board of Directors of DOT VN and MALERS for not less than one hundred and eighty (180) days following the Effective Date of the Merger.

1.6 Further Actions.

(a) If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, or assets of either DOT VN or MERGERCO, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of each of DOT VN and MERGERCO, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of DOT VN and MERGERCO, all such other actions and things as the Board of Directors of the Surviving Entity may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the intent and purposes of this Agreement.

(b) On the Effective Date of the Merger, MALERS shall file an amendment to its certificate of incorporation changing its name to “DOT VN, INC.,” or such other name as shall be acceptable to DOT VN.

(c) Termination of Merger. In the event that the number of shareholders demanding dissenter’s rights results in the Company repurchasing shares of DOT VN Common Stock in excess of One Hundred Thousand Dollars ($100,000.00), the Merger will be terminated, unless such term is waived by the Parties.

1.7 Restrictions On Resale

(a) The Merger Shares. The Merger Shares will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) MALERS receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for MALERS, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Merger Shares to be issued on the Effective Date pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR DOT VN, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR DOT VN, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

1.8  Exchange of Certificates.

(a) After the Effective Time and pursuant to a customary letter of transmittal or other instructional form provided by the Exchange Agent to the DOT VN Security Holders, the DOT VN Security Holders shall be required to surrender all their DOT VN Securities to the Exchange Agent, and the DOT VN Security Holders shall be entitled upon such surrender to receive in exchange therefor certificates representing the proportionate number of Merger Shares into which the DOT VN Securities theretofore represented by the stock transfer forms so surrendered shall have been exchanged pursuant to this Agreement. Until so surrendered, each outstanding certificate, which, prior to the Effective Time, represented DOT VN Securities, shall be deemed for all corporate purpose, subject to the further provisions of this Article I, to evidence the ownership of the number of whole Merger Shares for which such DOT VN Securities have been so exchanged. No dividend payable to holders of Merger Shares of record as of any date subsequent to the Effective Time shall be paid to the owner of any certificate which, prior to the Effective Time, represented DOT VN Securities, until such certificate or certificates representing all the relevant DOT VN Securities, together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by the Exchange Agent.

(b) All Merger Shares for which the DOT VN Securities shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the DOT VN Securities.

(c) On the Effective Date, the stock transfer book of DOT VN shall be deemed to be closed and no transfer of DOT VN Securities shall thereafter be recorded thereon.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF DOT VN

DOT VN hereby represents and warrants as follows:

2.1 Organization and Good Standing: Ownership of Shares. DOT VN is a corporation duly organized and validly existing under the laws of the State of California. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating DOT VN to issue, sell or transfer any stock or other securities of DOT VN except the warrants listed on Schedule 2.1 attached hereto and made a part hereof.

2.2 Corporate Authority. DOT VN has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of DOT VN. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which DOT VN is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to DOT VN or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or bylaws of DOT VN.

2.3 Ownership of Shares. The DOT VN Security Holders set forth on Schedule 2.3 are the owners of record and beneficially of all of the issued and outstanding restricted shares of DOT VN Common Stock, options and warrants to purchase shares of DOT VN Common Stock, which DOT VN Securities, to the best of DOT VN’s knowledge, are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

2.4 Financial Statements, Books and Records. Schedule 2.4 consists of the unaudited financial statements (balance sheet, income statement, notes) of DOT VN as of December 31, 2005 (the “Unaudited 2005 Financial Statements”) and December 31, 2004 (the “Unaudited 2004 Financial Statements”) and for the two (2) fiscal years then ended (referred to collectively herein as the "Financial Statements"). The Financial Statements fairly represent the financial position of DOT VN as at such dates and the results of their operations for the periods then ended. The Financial Statements were and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein except that the Unaudited 2005 Financial Statements may not include all footnotes normally included under such generally accepted accounting principles. The books of account and other financial records of DOT VN are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices. The Unaudited 2005 Financial Statements are capable of being audited.

2.5 Access to Records. The corporate financial records, minute books and other documents and records of DOT VN have been made available to MALERS prior to the Closing hereof.

2.6 No Material Adverse Changes. Except as otherwise described on Schedule 2.6 hereto, since July 1, 2006 there has not been:

(a) any material adverse change in the financial position of DOT VN except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of DOT VN;

(b) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of DOT VN whether or not covered by insurance;

(c) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of DOT VN capital stock;

(d) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by DOT VN of any properties or assets, other than as set forth in Sections 2.13 or 2.14 below; or

(e) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

2.7 Taxes. DOT VN as of the Closing Date, has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of or prior to July 1, 2006, and there are no deficiency notices outstanding.

2.8 Compliance with Laws. Except as set forth on Schedule 2.8, DOT VN has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of DOT VN.

2.9 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Articles of Incorporation or Bylaws of DOT VN;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which DOT VN is a party or by or to which it or any of its assets or properties may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, DOT VN or upon the properties or business of DOT VN; or

(d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of DOT VN.

2.10 Actions and Proceedings. DOT VN is not a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the DOT VN Financial Statements, and to its best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against DOT VN except as set forth on Schedule 2.10 attached hereto and made a part hereof.

2.11 Agreements. Schedule 2.11 sets forth any material contract or arrangement to which DOT VN is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

2.12 Brokers or Finders. No broker's or finder's fee will be payable by DOT VN in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by DOT VN or any of its Shareholders.

2.13 Real Estate. Except as set forth on Schedule 2.13, DOT VN owns no real property nor is a party to any leasehold agreement.

2.14 Tangible Assets. Except as set forth on Schedule 2.14 hereto, DOT VN has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by DOT VN, any related capitalized items or other tangible property material to the business of DOT VN (the "Tangible Assets"). DOT VN holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date on the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of DOT VN and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 2.14 hereto.

2.15 Liabilities. DOT VN did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which are not fully, fairly and adequately reflected on the Financial Statement except for a specific Liabilities set forth in the Unaudited Financial Statements or on Schedule 2.15 attached hereto and made a part hereof. As of the date of Closing, DOT VN will not have any Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements except for Liabilities incurred in the ordinary course of business and as set forth in Schedule 2.15. There is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.

2.16 Operations of DOT VN. From December 31, 2005 through the Closing Date, DOT VN has not and will not have:

(a) incurred any indebtedness or borrowed money;

(b) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

(c) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(d) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

(e) disposed of any assets of DOT VN except in the ordinary course of business, except as described in Schedule 2.16;

(f) materially increased the annual level of compensation of any executive employee of DOT VN;

(g) increased, terminated, amended or otherwise modified any plan for the benefit of employees of DOT VN;

(h) issued any equity securities or rights to acquire such equity securities; or

(i) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

2.17 Capitalization. The authorized capital stock of DOT VN consists of 90,000,000 shares of DOT VN Common Stock, $.0001 per share par value, and 10,000,000 shares of DOT VN Preferred Stock, $.0001 per share par value, of which (a) 10,343,500 shares of DOT VN Common Stock and (b) no shares of DOT VN Preferred Stock are presently issued and outstanding. DOT VN has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of DOT VN except as set forth on Schedule 2.3 attached hereto and made a part hereof.

2.18 Full Disclosure. No representation or warranty by DOT VN in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by DOT VN pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of DOT VN.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF MALERS AND MERGERCO

MALERS hereby represents and warrants as to itself and MERGERCO as follows:

3.1 Organization and Good Standing. MALERS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MERGERCO is a corporation duly organized and validly existing under the laws of the State of Washington. Each has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

3.2 Corporate Authority. Each has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of MALERS as required by Delaware law and the directors and shareholders of MERGERCO as required by Washington law. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which MALERS is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to MALERS or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or Bylaws of MALERS or MERGERCO.

3.3 Capitalization; Purchase of MALERS Shares by DOT VN Security Holders; MALERS Initial Financing and Merger Shares.

(a) As of the date of this Agreement, MALERS is authorized to issue 90,000,000,000 shares of MALERS Common Stock, $0.000001 par value per share, and 10,000,000,000 shares of MALERS Preferred Stock, $0.000001 par value per share, of which (i) 278,687,224 shares of MALERS Common Stock and (ii) no shares of MALERS Preferred Stock are issued and outstanding. As at the date of this Agreement: (i) there are approximately 165 shareholders of record, and approximately 7,000,000 shares of MALERS Common Stock are reserved for issuance pursuant to any convertible securities, options or warrants. Prior to the Effective Time of the Merger, MALERS shall effect a 2000-for-1 reverse stock split of its 278,687,224 outstanding shares of MALERS Common Stock so that the existing holders of MALERS Common Stock, including the holders of publicly traded shares shall own an aggregate of 139,344 shares of MALERS Common Stock.

(b) Immediately after the Effective Time of the Merger, MALERS will amend its certificate of incorporation in accordance with Exhibit D hereto, to authorize for issuance an aggregate of 250,000,000 shares of MALERS Common Stock, $0.001 par value per share, and 50,000,000 shares of MALERS Preferred Stock, $0.001 par value per share, of which an aggregate of (i) 10,539,344 shares of MALERS Common Stock and (ii) no shares of Preferred Stock shall be issued and outstanding immediately prior to the Effective Time of the Merger.

(c) Immediately prior to the Effective Time of the Merger, DOT VN shall provide to MALERS completed and executed copies of the Investor Questionnaire and the Stock Subscription Agreement, for each of the DOT VN Security Holders named in Schedule 2.3.

(d) There are no outstanding warrants, issued stock options, stock rights or other commitments of any character relating to the issued or unissued shares of either Common Stock or Preferred Stock of MALERS, other than those which are set forth in Section 3.3(e) below.

(e) At the Closing, the Merger Shares to be issued and delivered to the DOT VN Security Holders hereunder will when so issued and delivered, constitute valid and legally issued shares of MALERS Common Stock, fully paid and nonassessable. The Merger Shares issuable to such DOT VN Security Holders shall represent approximately 98% of the MALERS Fully-Diluted Common Stock as at the Effective Time of the Merger.

3.4 MALERS 2005 Balance Sheet and Liabilities.

(a) Schedule 3.4 consists of a statement of the assets and liabilities of MALERS as at December 31, 2005 (the “MALERS 2005 Balance Sheet”). Except as set forth on the MALERS 2005 Balance Sheet or otherwise disclosed on Schedule 3.4, since July 1, 2006, MALERS has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP. The books of account and other financial records of MALERS are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

3.5 No Material Adverse Changes. Except as set forth on Schedule 3.5 hereto, since June 15, 2006 there has not been:

(a) any material adverse changes in the financial position of MALERS except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of MALERS, and will be consistent with the representations made by MALERS to DOT VN.

(b) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of MALERS whether or not covered by insurance;

(c) any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of MALERS capital stock;

(d) any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by MALERS of any properties or assets; or

(e) adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(f) except in the ordinary course of business, incurred or assumed any indebtedness or liability, whether or not currently due and payable;

(g) any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(h) any material increase in the annual level of compensation of any executive employee of MALERS;

(i) except in the ordinary course of business, entered into or modified any contract, agreement or transaction, except as described in Schedule 3.5;

(x) issued any equity securities or rights to acquire equity securities other than as set forth in Schedule 3.5.

3.6 Taxes. MALERS has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

3.7 Compliance with Laws. MALERS has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of MALERS or the trading market for the MALERS Shares and specifically, and MALERS has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

3.8 Actions and Proceedings. MALERS is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against MALERS, except as set forth on Schedule 3.8 attached hereto and made a part hereof.

3.9 Access to Records. The corporate financial records, minute books, and other documents and records of MALERS have been made available to DOT VN prior to the Closing hereof.

3.10 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Articles of Incorporation or Bylaws of MALERS;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which MALERS is a party or by or to which it or any of its assets or properties may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, MALERS or upon the securities, properties or business to MALERS; or

(d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

3.11 Brokers or Finders. No broker's or finder's fee will be payable by MALERS in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of MALERS.

3.12 Authority to Execute and Perform Agreements. MALERS has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of MALERS enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by MALERS of this Agreement, in accordance with its respective terms and conditions will not:

(a) require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to MALERS, or any instrument, contract or other agreement to which MALERS is a party or by or to which MALERS is bound or subject; or

(c) result in the creation of any lien or other encumbrance on the assets or properties of MALERS.

3.13 Full Disclosure. No representation or warranty by MALERS in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by MALERS pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of MALERS.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Obligation of DOT VN. All obligations of DOT VN and the DOT VN Security Holders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions (any one of which may be waived at Closing by DOT VN):

(a) The representations and warranties by or on behalf of MALERS contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b) MALERS shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) On the Closing Date, an executive officer of MALERS shall have delivered to DOT VN a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of MALERS set forth in this Agreement are true and correct in all material respects.

(d) On or before the Closing, the Board of Directors and the shareholders of MALERS shall have approved, in accordance with Delaware law, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable MALERS to comply with the terms of the Agreement.

(e) The Merger shall be permitted by Washington, California and Delaware law and MALERS shall have sufficient shares of MALERS Common Stock authorized to complete the Merger.

(f) At the Closing, all instruments and documents delivered to DOT VN and the Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for DOT VN.

(g) The Merger Shares to be issued to the Shareholders of DOT VN at Closing will be validly issued, nonassessable and fully paid under the DCC and will be issued in a non-public offering and exempt merger transaction in compliance with all federal and state securities laws, bearing a restrictive legend, as is more fully set forth herein.

4.2 Conditions Precedent to the Obligations of MALERS. All obligations of MALERS under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by MALERS):

(a) The representations and warranties by DOT VN contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b) DOT VN and the DOT VN Security Holders shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

(c) On the Closing Date, one of the DOT VN Principal Executive Officers shall have delivered to MALERS a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of DOT VN set forth in this Agreement are true and correct in all material respects.

(d) The holders of a majority of the issued and outstanding shares of DOT VN Common Stock shall have approved, ratified and confirmed this Agreement, the Merger and all of the transactions contemplated hereby, all in accordance with applicable Washington, California and Delaware law.

SECTION 5. COVENANTS

5.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

5.2 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.3 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, MALERS, DOT VN and the DOT VN Principal Executive Officers agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable Federal or state securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)	the receiving party had within its possession at the time of disclosure; or

(v) is ordered disclosed by a Court of proper jurisdiction.

5.4 Stock Certificates. Within thirty (30) days of the Closing, the DOT VN Security Holders shall have delivered the certificates representing the DOT VN Securities duly endorsed (or with executed stock powers) so as to make MALERS the sole owner thereof. Further, within thirty (30) days of such Closing, MALERS shall issue to the DOT VN Security Holders the Merger Shares.

5.6 Filing of Certificate of Merger. The Articles of Merger shall have been filed in the office of the Secretaries of State for the States of Washington and California.

5.7 Board of Directors. The initial board of directors of MALERS and its DOT VN subsidiary subsequent to the Merger shall consist of the following two (2) directors: (i) Lee Johnson; and (ii) Thomas Johnson. Such initial members of the board of directors shall serve until the earlier of their death, resignation or removal or until the next annual meeting of the stockholders of MALERS, when their respective successors are duly appointed and qualified. The officers of MALERS subsequent to the Merger shall be the current officers of DOT VN. Subject to the observance of their fiduciary duties, two (2) of the current members of the DOT VN Board of Directors shall continue to serve as members of the Board of Directors of DOT VN and MALERS for not less than one hundred and eighty (180) days following the Effective Date of the Merger. On or prior to the date on which MALERS’ Common Stock shall be traded on the NASD OTC-Bulletin Board or another national securities exchange, two (2) additional persons acceptable to DOT VN shall be added as independent directors (as defined in the Sarbanes Oxley Act of 2002 or rules of the stock exchange on which MALERS trades, including a financial expert).

5.8 Indemnification of Officers and Directors.  It is the intention of the Parties that MALERS and DOT VN shall indemnify its officers and directors to the fullest extent permitted by Delaware, California and Washington law, as applicable. In such connection, the Parties agree not to amend the Certificates of Incorporation or Bylaws of either MALERS or DOT VN if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of each of MALERS and DOT VN, as the same are in effect immediately prior to the Effective Time of the Merger.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of either party to investigate the affairs of the other party and its Shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for three (3) years following the Closing.

SECTION 7. DOCUMENTS AT CLOSING AND THE CLOSING

7.1 Documents at Closing At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a) DOT VN will deliver, or will cause to be delivered, to MALERS the following:

(i) a certificate executed by the President and Secretary of DOT VN to the effect that all representations and warranties made by DOT VN under this Agreement are true and correct as of the Closing, the same as though originally given to MALERS on said date;

(ii) a certificate from the State of California dated at or about the Closing to the effect that DOT VN is validly existing under the laws of said State;

(iii) stock certificates representing those shares of DOT VN to be cancelled and exchanged for the Merger Shares.

(iv) all other items, the delivery of which is a condition precedent to the obligations of MALERS, as set forth in Section 4.

(b) MALERS will deliver or cause to be delivered to DOT VN and the DOT VN Security Holders:

(i) a certificate from MALERS executed by the President or Secretary of MALERS, to the effect that all representations and warranties of MALERS made under this Agreement are true and correct as of the Closing, the same as though originally given to DOT VN on said date;

(ii) certified copies of resolutions by MALERS Board of Directors authorizing this transaction;

(iii) certificates from the Delaware Secretary of State dated at or about the Closing Date that MALERS is in good standing under the laws of said State; and

(iv) all other items, the delivery of which is a condition precedent to the obligations of DOT VN, as set forth in Section 4 hereof.

SECTION 8. MISCELLANEOUS

8.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

8.3 Assignment. This Agreement is not assignable except by operation of law.

8.4 Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

To: MALERS and MERGERCO:

MALERS, Inc.
369B Third Street, #269
San Rafael, CA 94901
Attn: Don Lew, President and Director

To: DOT VN and the DOT VN Principal Executive Officers:

DOT VN, Inc.
9449 Balboa Avenue, Suite 114
San Diego, CA 92123
Attn: Lee Johnson, President and Director

    cc:  David M. Otto, Esq.
The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, WA 98101

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

8.5 Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of California, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.6 Arbitration. The parties hereby agree that any dispute or cause of action arising under this Agreement shall be settled by arbitration conducted by one arbitrator.  The arbitrator shall be acceptable to both DOT VN and MALERS.  If an arbitrator cannot be agreed upon as provided in the preceding sentence, an arbitrator will be appointed by Judicial Dispute Resolution, LLC, in Seattle, Washington.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator.  Any such arbitration shall be held exclusively in King County, Washington.

8.7 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

8.8 Entire Agreement. This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

8.9 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.10 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

8.12 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

8.13 Press Releases. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MALERS, INC.
a Delaware corporation

By:	/s/ Don Lew
Don Lew, President

MALERS ACQUISITION CORP a Washington corporation

By:	/s/ Don Lew
Don Lew, President

DOT VN, INC. a California corporation

By:	/s/ Lee Johnson
Lee Johnson, President

EXHIBITS

A	Certificate of Merger

B	Investor Questionnaire

C	Subscription Agreement

D	Restated MALERS Certificate of Incorporation

E	Restated MALERS Bylaws

SCHEDULES

1.1	Merger Exchange Shares List

DOT VN Schedules

2.1	DOT VN Warrants and Options currently in existence

2.3	DOT VN Security Holders

2.4	DOT VN Financial Statements

2.6	DOT VN Material Adverse Changes

2.8	DOT VN Legal Compliance

2.10	DOT VN Claims, Litigation, Government actions pending

2.11	DOT VN Significant Contracts

2.13	DOT VN List of Real Estate Owned and List of Leases.

2.14	DOT VN List of exceptions to the Tangible Assets on balance sheets.

2.15	DOT VN List of undisclosed Liabilities

2.16	DOT VN Disposed Assets

MALERS Schedules

3.4	MALERS Financial Statements

3.5	List of transactions of MALERS for contracts and in which stock has been issued or committed

3.8	MALERS List of Pending Actions not disclosed in financial statements